STATE OF FLORIDA    COUNTY OF JACKSON
CONFIDENTIAL (See Para.20)

REAL ESTATE PURCHASE CONTRACT

This Contract is made by and between Jackson County Development Council, Inc. (hereinafter referred to as "Purchaser"), and Michael Lister (individually, or their estate trustee(s) or guardian(s) as applicable), (hereinafter collectively referred to as "Seller").

In consideration of the sum of Ten and no/100 ($10.00) Dollars, the covenants herein contained and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties agree as follows:

1 Purchase And Sale. Purchaser hereby agrees to buy and Seller hereby agrees to sell all that tract(s) and parcel(s) of unimproved land described as 5120 & 5110 Highway 273, Campbellton, Florida 32426 and lying in Jackson County, Florida, consisting of approximately 296 acres (plus/minus), and represented on Exhibit "A" (hereinafter called the "Property") attached hereto and incorporated herein by reference, subject to those matters set forth as title exceptions (hereinafter called the "Permitted Title Exceptions") on Exhibit "B" attached hereto and incorporated herein by reference. Seller makes no representation or warranty as to the amount of acreage contained within the property, except that Seller agrees to provide Purchaser, simultaneously with the execution of this Contract, with any boundary survey(s), R/W purchase or condemnation survey(s), easement purchase or condemnation survey(s), topographical survey(s) or any survey(s) or environmental testing report(s) whatsoever in Seller's possession. Except as otherwise expressly stated herein, the Property includes any residence(s), if any, the land and all plants, trees and shrubbery thereon.

2 Purchase Price. The total purchase price for the Property shall be Seven Thousand ($7,000.00) Dollars per acre, the "Purchase Price". The closing hereunder at this Purchase Price is contingent upon: title objections, if any, and inspection results pursuant to Paragraph 8, and any contingencies specified in Paragraph 10, contained herein.

3 Payment Of Purchase Price. The Purchase Price shall be paid as follows:

(a)  Ten Thousand ($10,000.00) Dollars (the "Earnest Money"), delivered to the Seller's escrow agent within five (5) business days from date of Binding Agreement, an additional Twenty Thousand ($20,000.00) Dollars ("Additional Earnest Money") delivered to Seller's escrow agent 181 calendar days from date of Binding Agreement and a final payment of Thirty Thousand ($30,000.00) Dollars ("Additional Earnest Money") delivered to Seller's escrow agent 366 calendar days from date of Binding Agreement. All Earnest Money paid under this Contract shall be applied to the purchase price at closing. All Earnest Money paid shall be considered non-refundable after satisfactory completion of 120 day inspection period (as outlined in Paragraph 8) and Seller's escrow agent shall be authorized to deliver these funds to Seller upon payment, if Seller so chooses. If Purchaser elects not to close, then the above funds shall be considered liquidated damages and Seller waives his right to specific performance.

(b)  The balance of the purchase price: At the date of Closing, pursuant to Paragraph 7 herein, Purchaser shall pay to Seller in cash or cash equivalent or by wire transfer Federal Funds an amount equal to One Hundred (100%) percent of the total Purchase Price herein, less all Earnest Money paid under this Contract. All pro-rations for real estate taxes and assessments, if any, required by this Contract shall be made against the cash payable at Closing. At Closing, Seller shall convey the Property.

4 Warranties of Seller. Seller hereby warrants, represents and covenants to purchaser that:

(a)  So long as this Contract remains in force, Seller will not encumber, lease or convey any portion of the Property or any right therein nor enter into any agreements or amendments to agreements granting to any person or entity any rights with respect to the Property or any part thereof, including, but not limited to a Contract for Purchase and Sale, except only for matters that will be removed by Seller in ordinary course at or before the closing of this sale, nor will Seller enter into any agreements or amendments to agreements diminishing or restricting the present use of the Property. Seller shall be allowed to remove his personal property at or prior to closing.

(b)  There will be no tenant, lessee or other occupant of the Property (including any improvements thereon) having right or claim to possession or use of the Property (or any such improvements) after the closing, except as set forth in the Permitted Title Exceptions; and possession of the Property shall be delivered by Seller to Purchaser at the closing free of the rights or claims of any tenants, occupants or other parties in possession of, or having or claiming any right to possession or use of, the Property, except for the Permitted Title Exceptions.

(c) Seller also warrants that it itself has not used, nor authorized nor affirmatively allowed the use of the Property, and to Seller's knowledge, without independent investigation or inspection of the Property or any records or files maintained in connection with the Property, the Property has not been used for the handling, treatment, storage, disposal or release of any hazardous materials or substances, including but not limited to, petroleum of any kind.

5 Title Objections. Any objections to Seller's title must be made in writing and delivered to Seller on or before 30 days prior to Closing Date. Defects in Seller's title arising between the date of such notice or the expiration of said title objection period, whichever is earlier, and closing shall be considered as separate objections. Seller shall have Ten (10) days after receipt of Purchaser's objections in which to cure any valid written objections to title other than the Permitted Title Exceptions and encumbrances which may be discharged by money payments at the time of closing. Any objection to Seller's title not raised as provided in this Paragraph 5 shall be deemed waived by Purchaser, providing Seller agrees to provide Purchaser, simultaneously with the execution of this Contract, with copies of any Deed(s) indicating present record ownership and/or any title policy(ies) in Seller's possession, and any Security Deed(s) outstanding.

6 Survey. Purchaser may elect, at its expense, to cause the Property to be surveyed by a Florida Registered Land Surveyor and shall provide a copy of said survey which will determine the actual acreage of said property along with an accurate metes and bounds description, to Seller upon completion. This Survey also shall be substituted for the tax parcel map(s), the survey plat(s) or the legal descriptions(s) used in Exhibit "A" herein and shall be the new Exhibit "A" attached hereto and made a part hereof.

7 Closing.

(a)  Purchaser and Seller shall consummate and close the sale contemplated by this Contract on or before Five Hundred - Forty (545) calendar days from date of Binding Agreement. Such closing shall be at a place (within Jackson, Bay, or Suwannee County(ies), Florida) and at a time to be designated by Purchaser, at least Fifteen (15) calendar days before the scheduled closing.

(b)  At the closing, Seller shall execute and deliver to Purchaser the following: (i) A Warranty Deed conveying good and marketable fee simple title to the Property, free and clear of all liens, restrictions and encumbrances and insurable as such by the title insurance company ("Purchaser's Title Insurer") chosen by Purchaser at its standard rates subject only to the Permitted Title Exceptions; (ii) A Quitclaim Deed pursuant to Paragraph 6, if required; (iii) A standard form of Owner's Affidavit reasonably acceptable to Purchaser's Title Insurer to insure Purchaser's title in the Property, subject to the Permitted Title Exceptions; (iv) An appropriate Florida Transfer Tax Declaration; (v) An appropriate Closing Statement; (vi) Appropriate Income Tax certifications required by Federal and/or State.

(c)  At the closing, Purchaser shall execute and deliver to Seller the following: (i) An appropriate Closing Statement.

(c)  All real estate ad valorem taxes and annual special assessments and charges, if any, for the calendar year of closing shall be pro-rated as of the day prior to closing.

(d)  At the closing, Seller shall pay the following costs and expenses: (i) the fees and expenses of Seller's attorneys; and (ii) any other costs and expenses actually incurred by Seller.

(e)  At the closing, Purchaser shall pay the following costs and expenses: (i) all recording and filing fees (including documentary stamps on the deed and intangible taxes) for all recordable instruments executed and delivered at closing pursuant to the terms hereof; (ii) any title examination fees or charges incurred by Purchaser; (iii) all premiums for any title insurance policies obtained by Purchaser; (iv) costs of any boundary survey, topographical survey or environmental study(ies), etc. obtained by Purchaser in connection with this sale; (v) the fees and expenses of Purchaser's attorneys; and, (vi) any other costs and expenses actually incurred by Purchaser.

8 Inspection. Commencing on the Binding Agreement date of this Contract and continuing as long as this Contract shall remain in force, Purchaser shall have the right to go on the Property personally, or through agents, employees and contractors, for the purposes of making boundary line and topographical surveys of same, soil tests and such other tests, analyses and investigations of the Property as Purchaser deems desirable. Purchaser shall pay all costs incurred for such surveys, tests, analyses and investigations. Purchaser's inspection(s) hereunder shall in no way constitute a waiver of Purchaser's right to rely on Seller's covenants, representations and warranties made in Paragraph 4 of this Contract. Purchaser shall hold Seller harmless against any liability, damage or expenses incurred by Seller by reason of Purchaser's exercise of the rights granted under this Paragraph 8. Such surveys, tests, analyses and investigations conducted by Purchaser hereunder are for the purpose of determining the suitability of the Property for normal and customary development purposes. Purchaser shall have One Hundred - Twenty (120) days to inspect the Property and raise any objection(s) thereto. Any objection(s) pursuant to said inspection shall, in the sole discretion of Purchaser, be grounds to terminate this Contract. Should Purchaser choose to terminate this Contract pursuant to this Paragraph 8, he shall, no later than the expiration of the inspection period in this Paragraph, notify Seller of his intention to do so and thereupon the Earnest Money paid to Seller's escrow agent shall be immediately returned to Purchaser and Purchaser shall deliver to Seller any written results of said inspection, to the extent in Purchaser's possession or control.

9 Condition Of The Property. At the closing, Seller shall deliver to Purchaser possession of the Property in substantially the same condition as on the date of Purchaser's execution of this Contract. If all or any material portion of the Property shall he condemned, damaged or destroyed prior to closing, Purchaser may elect to (i) terminate this Contract, receiving a refund of the Earnest Money, or (ii) consummate this transaction and receive such condemnation award or insurance proceeds as may be paid or payable with respect to such taking, damage or destruction.

10 Commission. Purchaser and Seller hereby acknowledge that Prudential Jim Roberts Realty ("Broker") is acting as Purchaser's agent with a commission to be paid of zero (0) percent. Purchaser and Seller agree that there are no other brokers involved in the purchase and sale transaction contemplated under this Contract. Purchaser and Seller hereby agree to indemnify each other against, and to hold each other harmless from, any liability or claim (and all expenses, including attorneys' fees, incurred in defending any such claim or in enforcing this indemnity) for a real estate commission or any other compensation arising out of or in any way connected with any claimed agency relationship with the indemnitor and relating to this Contract or the purchase and sale of the Property.

11 Remedies Upon Default. If Seller is ready, willing and able to convey title to the Property in accordance with this Contract on the closing date and Purchaser is unwilling or unable to make the payments and take title as provided herein through no fault of Seller, or Purchaser is otherwise in default under this Contract, then Seller shall retain the funds mentioned in Paragraph 3 above as full liquidated damages and Seller shall seek no other legal remedies. If this contract shall fail to close because of Seller's default, Purchaser shall be immediately entitled to the return of all funds mentioned in Paragraph 3 above and/or any other legal remedies available, including specific performance.

12 Assignment. Purchaser and/or Seller may assign its rights or delegate its duties under this Contract without the express written permission of the other party, including any assignment and/or delegation by virtue of Purchaser's participating in a venture formed specifically for the acquisition, rezoning and development of the Property.

13 Contract Not To Be Recorded. Neither this Contract nor any affidavit regarding this Contract shall be recorded upon the public record.

14 Parties Bound. The provisions of this Contract shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors and assigns and the legal representatives of their estates, as the case may apply.

15 Notices. Notices given pursuant to this Contract shall be in writing, delivered in person (effective upon delivery) or by United States Certified Mail (effective three (3) days after the date of postmark), Return Receipt Requested, postage fully prepaid, addressed to the mailing addresses shown on the signature pages hereof.

16 Entire Agreement. This Contract constitutes the entire agreement between the parties hereto and it is understood and agreed that all undertakings and agreements heretofore had between the parties are merged herein. This Contract may not be changed orally and no right or condition may be waived, but only by an agreement in writing signed by Purchaser and Seller.

17 Time Of Essence. Time is of the essence of this Contract.

18 Counterparts. This Contract shall be executed in several counterparts, each of which shall be enforceable as an original.

19 Date For Performance. If the time period by which any right, option or election provided under this Contract must he exercised, or by which any act required hereunder must be performed, or by which the closing must be held, expires on a Saturday, Sunday or legal holiday, (except as specifically provided in this Contract elsewhere to the contrary) such time period shall be automatically extended through the close of business on the next regular business day.

20 Confidentiality. Seller and Purchaser and Broker hereby agree that the provisions herein are confidential and sensitive in nature and, therefore, all parties agree not to disclose any pertinent information contained herein to any outside party for any reason whatsoever except for purposes of examining title, obtaining a survey, performing inspections and obtaining the rezoning, hereunder.

21 Governing Law. This Contract and the sale made hereunder shall be governed by the laws of the State of Florida.

22 Special Stipulations.

A.	Seller shall deliver to Purchaser copies of all existing surveys for subject property within 10 business days of date of Binding Agreement.

B.	Purchaser shall deliver to Seller copies of all investigative reports, maps, and drawings as they are performed and delivered to Purchaser.

C.	Seller shall retain all farm/crop bases.

D.	Seller's crops shall be honored through harvest or, if closing occurs while crops still exist, Seller shall be compensated for same. Crop value shall be determined by an independent appraiser.

E.	Should Purchaser choose to annex subject property into the city of Campbellton, Florida, Seller shall cooperate fully with said annexation.

F.
Purchase shall be contingent on Purchaser obtaining written approval from the Jackson County Board of Commissioners to change the Jackson County Comprehensive Land Use Plan for subject property to industrial use.

G.	Purchase shall be contingent on Purchaser obtaining suitable financing for the project.

H.
IN WITNESS WHEREOF, the parties hereto have caused their hands and seals to be affixed by their duly authorized corporate officers, agent, guardian or trustees, as the case may be, on the day and year indicated.

~~This offer to be open for acceptance until 5:00 pm - June 19, 2007.~~ was 7/3/07

MAILING ADDRESSES:

SELLER:
Michael Lister

/s/ Michael Lister
Campbellton, Florida 32426

By: ____________________________________ (SEAL)
     ____________________________________

Date: June 8, 2007

PURCHASHER:
Jackson County Development Council, Inc.

Marianna, Florida

By: /s/ W.R. Stanton, Jr. (SEAL)
W.R. Stanton, Jr.

Phone: (850) 526-4005
Fas: (850) 526-4008
Date: July 3, 2007

Binding Agreement Date:
Attachments:	July 3, 2007